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                                                                      Exhibit 15

Arthur Andersen


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549


May 9, 2000


We are aware that our report dated May 9, 2000 on our review of the interim financial information of Southern Peru Copper Corporation and Subsidiaries as of March 31, 2000 and for the three-month period ended March 31, 2000 and included in this Form 10-Q for the quarter ended March 31, 2000 is incorporated by reference in the Company's Registration Statement on Form S-8 (File Nos. 333-02736 and 333-40293). Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Medina, Zaldivar y Asociados
member firm of Arthur Andersen


/s/ MARCO ANTONIO ZALDIVAR
--------------------------
Marco Antonio Zaldivar
Partner